EXHIBIT 3(i)(b)


                            CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION

                                 BRIDGE BANCORP


Daniel P. Myers and Thomas A. Sa certify that:



1. They are the President and Chief Financial Officer, respectively, of Bridge Bancorp, a California corporation.

2. Article I of the Articles of Incorporation of the corporation is amended to read as follows:

            "The name of the corporation is Bridge Capital Holdings."

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
         Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is one-hundred (100). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%. The number of shares voting in favor of the amendment was 100%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  August 19, 2004



                                      /s/ DANIEL P. MYERS
                                      ________________________________________
                                          Daniel P. Myers, President


                                      /s/ THOMAS A. SA
                                      _________________________________________
                                          Thomas A. Sa, Chief Financial Officer